EXHIBIT (a)(1)
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             PRESS RELEASE ISSUED BY THE FUND ON SEPTEMBER 23, 2004

          BOARD OF NEUBERGER BERMAN REAL ESTATE INCOME FUND RECOMMENDS
                  STOCKHOLDERS REJECT UNSOLICITED TENDER OFFER

NEW YORK, NY, September 23, 2004 -- Neuberger Berman Real Estate Income Fund Inc. (NYSE: NRL) announced today that the Board, after careful consideration and based on the recommendation of a Special Committee comprised of independent directors, by the unanimous vote of the directors present, voted to recommend that stockholders reject the unsolicited offer commenced by two trusts controlled by Stewart R. Horejsi to purchase up to 50% of the issued and outstanding shares of the Fund's common stock at a price of $19.89 per share net to the seller in cash. The Board concluded that the offer represents a substantial threat to the Fund and its stockholders and that the unsolicited, partial and hostile nature of the offer and the plans for the Fund announced by the Horejsi Trusts were designed to coerce Fund stockholders to tender shares into the offer on disadvantageous terms.

      In response to the offer by the Horejsi Trusts, the Board sent a letter to stockholders summarizing its actions, a copy of which is attached. In addition, the Board has concluded that the Horejsi offer is coercive and has taken certain actions to defend the Fund and its stockholders and to discourage the offer. However, in order to provide liquidity to any stockholder who might be interested in selling shares, the Board has determined that the Fund will commence as soon as possible a tender offer for up to 943,704 shares for $20.00 per share, representing about 20% of the outstanding Fund shares. The Fund's self tender offer is designed to provide liquidity to our stockholders, without requiring them to tender into the Horejsi Trusts coercive offer. The Board will recommend that stockholders not tender into the Fund's self tender offer or the Horejsi offer. HOWEVER, IF A STOCKHOLDER IS INCLINED TO TENDER INTO ANY OFFER, THE BOARD URGES STOCKHOLDERS TO TENDER ONLY INTO THE FUND'S SELF TENDER OFFER.

      In addition, the Fund announced today that its Board has adopted a stockholder rights agreement under which all stockholders of record as of October 7, 2004 will receive rights to purchase shares of its Common Stock. Each right entitles the registered holder to purchase from the Fund three shares of Common Stock at a price equal to the par value of such shares. The rights will become exercisable 10 days following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 11% or more of the outstanding shares of Common Stock. The description and terms of the Rights are set forth in a Rights Agreement which has been filed with the Securities and Exchange Commission. Additional details regarding the rights plan will be outlined in a summary to be mailed to all stockholders following the record date.

ABOUT NEUBERGER

Neuberger Berman Management Inc., the Fund's investment manager, is a subsidiary of Neuberger Berman Inc., an investment advisory company serving individuals, families, and taxable and non-taxable institutions with a broad range of investment products, services and strategies. A Lehman Brothers company, Neuberger Berman engages in wealth management services including private asset management, tax and financial planning, and personal and institutional trust services; mutual funds, institutional management and alternative investments; and professional securities services. For further information about Neuberger Berman please visit www.nb.com.

Lehman Brothers (ticker symbol NYSE: LEH), an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients, and high-net-worth individuals worldwide. Founded in 1850, Lehman Brothers maintains leadership positions in equity and fixed income

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sales, trading and research, investment banking, private equity, asset management and private client services. The Firm is headquartered in New York, London, and Tokyo and operates in a network of offices around the world. For further information about Lehman Brothers' services, products, and recruitment opportunities, visit our Web site at www.lehman.com.

Contact:
Peter Sundman
Chairman of the Board
Neuberger Berman Management Inc.
(877) 461-1899

Media Contact:
Kerrie Cohen
Lehman Brothers
(212) 526-4092


FORWARD-LOOKING STATEMENTS

Statements made in this release that look forward in time involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include, without limitation, the adverse effect from a decline in the securities markets or a decline in the Company's products' performance, a general downturn in the economy, competition from other companies, changes in government policy or regulation, inability of the Company to attract or retain key employees, inability of the Company to implement its operating strategy and acquisition strategy, inability of the Company to manage rapid expansion and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations.

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